                   SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                     FORM 15

      Certification and Notice of Termination of Registration under Section
      12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to
           File Reports Under Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934

                         Commission File Number 1-10599

                          American Waste Services, Inc.
             (Exact name of registrant as specified in its charter)

                         1001 Fannin Street, Suite 4000
                              Houston, Texas 77002
                                 (713) 512-6200
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

              American Waste Services, Inc. Participating Companies
                         Profit Sharing Plan and Trust
            (Title of each class of securities covered by this Form)

                                      None
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    [ ]        Rule 12h-3(b)(1)(ii) [ ]
     Rule 12g-4(a)(1)(ii)   [ ]        Rule 12h-3(b)(2)(i)  [ ]
     Rule 12g-4(a)(2)(i)    [ ]        Rule 12h-3(b)(2)(ii) [ ]
     Rule 12g-4(a)(2)(ii)   [ ]        Rule 15d-6           [ ]
     Rule 12h-3(b)(1)(i)    [X]

         Approximate number of holders of record as of the certification or notice date:
                                       63

         Pursuant to the requirements of the Securities Exchange Act of 1934, American Waste Services, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                    American Waste Services, Inc.

DATE:  July 2, 1999                 BY:      /s/
                                        ----------------------------------------
                                    NAME:    Gregory T. Sangalis
                                          --------------------------------------
                                    TITLE:   Senior Vice President and Secretary
                                           -------------------------------------